Exhibit 99.1

FOR IMMEDIATE RELEASE

WEDNESDAY APRIL 2, 2014

SOTHERLY HOTELS INC. AMENDS PHILADELPHIA LOAN

Williamsburg, Virginia – April 2, 2014 – SoTHERLY Hotels Inc. (NASDAQ: SOHO) (the “Company”) announced today that the Company has amended the original $30.0 million mortgage secured by its Hilton Philadelphia Airport hotel (the “Hotel”) with its existing lender, TD Bank, N.A. With the amendment, the loan’s principal amount is increased to approximately $34.1 million and its maturity is extended until April 1, 2019. The mortgage’s interest rate will remain equal to the 30-day LIBOR rate plus 3.0%, with a 50 basis point floor on LIBOR.

The Company also announced that it has entered into a 10-year franchise agreement with Hilton Worldwide and will convert the Hotel to the DoubleTree by Hilton brand in November 2014, subject to the completion of certain product improvement requirements.

About SoTHERLY Hotels Inc.

SoTHERLY Hotels Inc., formerly MHI Hospitality Corporation, is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale and upper upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in twelve hotel properties, eleven of which are wholly-owned and comprise 2,698 rooms. The Company also has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. All of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. SoTHERLY Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

Vice President – Operations and Investor Relations

SoTHERLY Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648